Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4

28050 Madrid

Spain

February 26, 2021

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Banco Bilbao Vizcaya Argentaria, S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which was filed with the U.S. Securities and Exchange Commission on February 26, 2021. This disclosure can be found on page 63 of such Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Jaime Sáenz de Tejada Pulido
Name:	Jaime Sáenz de Tejada Pulido
Title:	Chief Financial Officer